Exhibit 99.1

For Release at 7:00 a.m. (EST) on October, 28, 2004

Mykrolis Corporation Reports Third Quarter 2004 Financial Results

BILLERICA, Mass., October 28, 2004 – Mykrolis Corporation (NYSE: MYK), a leading supplier of components and subsystems to the semiconductor industry, announced today third quarter revenues of $71.4 million, 60 percent higher than the comparable quarter a year ago and 3 percent lower than $73.3 million in the second quarter of 2004.

Net income per diluted share for the quarter was $0.17, which included a nonrecurring net benefit of $1.0 million. The Company reported a net loss per diluted share of $(0.02) in the third quarter a year ago, and net income per diluted share of $0.18 in the second quarter of 2004.

Operating income of $10.0 million, or 14 percent of sales, declined from $10.4 million in the second quarter.

For the first nine months of 2004, revenues of $215.3 million increased 69 percent from 127.7 million for the same period a year ago. Net income per diluted share for the first nine months of 2004 was $0.51, compared to a net loss per diluted share of $(0.30) for the same period a year ago.

Third quarter sales of consumable filtration and purification products were $49.4 million, or 69 percent of total sales. Sales of equipment products were $21.9 million, or 31 percent of total sales.

C. William Zadel, Chairman and Chief Executive Officer, commented on the third quarter results: “We achieved steady performance across many of our product areas and markets despite a softening in business conditions particularly for capital equipment. Sales for the consumable portion of our product lines were generally stable, reflecting continued high utilization rates at our fab and foundry customers, particularly in Asia.

“Lower sales in North America reflected a softening in orders from semiconductor OEM tool manufacturers which are the largest purchasers of our gas delivery equipment products.

“During the quarter we completed the acquisition of Bentec Scientific, a privately held manufacturer of roller brushes used to clean wafers in the post-CMP (chemical mechanical planarization) process. We believe CMP will be one of the fastest growing segments in the industry and this acquisition augments our line of consumable products,” Zadel said.

Management Outlook

The Company anticipates fourth quarter revenue will be in the range of $65 to $72 million and net income per diluted share will be in the range of $0.07 to $0.15.

Quarterly Earnings Call

Mykrolis will hold a conference call to discuss its results for the third quarter on Thursday, October 28, 2004 at 11:00 a.m. EDT (8:00 a.m. PDT). The conference call dial-in number is 800-289-0569; outside the U.S., the number is 913-981-5542. The conference call will also be webcast on the Mykrolis web site at www.mykrolis.com. A replay of the call will be available upon demand through November 17, 2004 by calling 719-457-0820 with passcode of 829942.

Revenue by Geographic Region (in millions of US dollars):

	Q3 2004	Q3 2003	% Growth
North America	$18.8	$11.7	61%
Japan	26.5	15.8	68%
Asia	19.6	12.1	62%
Europe	6.5	4.9	33%

Total	$71.4	$44.5	60%

	Q3 2004	Q2 2004	% Growth
North America	$18.8	$20.4	-8%
Japan	26.5	26.9	-1%
Asia	19.6	19.5	1%
Europe	6.5	6.5	0%

Total	$71.4	$73.3	-3%

	9 months 2004	9 months 2003	% Growth
North America	$60.1	$34.0	77%
Japan	80.2	45.3	77%
Asia	55.5	34.6	60%
Europe	19.5	13.8	41%

Total	$215.3	$127.7	69%

About Mykrolis

Mykrolis Corporation, which reported sales of $186 million in fiscal 2003, is a worldwide developer, manufacturer and supplier of liquid and gas delivery systems, components and consumables used to precisely measure, deliver, control and purify the process liquids, gases and chemicals in the semiconductor manufacturing process. In addition, the Company’s products are used to manufacture a range of other products, such as flat panel displays, high purity chemicals, photoresists, solar cells, gas lasers, optical disks and fiber optic cables. Mykrolis is based in Billerica, Massachusetts. For more information, visit www.mykrolis.com.

Mykrolis Forward looking Statement Disclaimer

The matters discussed herein, as well as in future oral and written statements by management of Mykrolis Corporation that are forward-looking statements, are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. When used herein or in such statements, the words “anticipate”, “believe”, “estimate”, “expect”, “hope”, “may”, “will”, “should” or the negative thereof and similar expressions as they relate to Mykrolis, its business or its management are intended to identify such forward-looking statements. Potential risks and uncertainties that could affect Mykrolis’s future operating results include, without limitation, the risk that a sustained industry recovery may be weaker and/or shorter than past recoveries, our inability to meet increasing demands for our products from our key customers; increased competition in our industry resulting in downward pressure on prices and reduced margins, as well as those risks described under the headings “Risks Relating to our Business and Industry”, “Risks Related to the Securities Markets and Ownership of Our Securities,” and “Risks Related to our Separation from Millipore” in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 as well as those risks identified in our other reports and filings with the Securities and Exchange Commission.

Mykrolis Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	10/2/2004	9/27/2003	10/2/2004	9/27/2003
Net sales	$71,403	$44,529	$215,253	$127,715
Cost of sales	37,589	24,383	111,475	72,431

Gross profit	33,814	20,146	103,778	55,284
% of sales	47.4%	45.2%	48.2%	43.3%

Research & development expenses	6,553	4,362	19,407	13,519
Selling, general & admin. expenses	17,211	15,712	55,935	48,251
Restructuring and other charges	—	532	(88)	2,289

Operating income (loss)	10,050	(460)	28,524	(8,775)
% of sales	14.1%	(1.0)%	13.3%	(6.9)%
Other income (expense), net	312	(184)	1,191	1,650

Income (loss) before income taxes	10,362	(644)	29,715	(7.125)
Income tax expense	3,065	224	7,710	4,635

Net income (loss)	$7,297	$(868)	$22,005	$(11,760)
% of sales	10.2%	(1.9)%	10.2%	(9.2)%

Basic income (loss) per share	$0.18	$(0.02)	$0.53	$(0.30)
Basic weighted average shares outstanding	41,696	39,874	41,368	39,799

Diluted income (loss) per share	$0.17	$(0.02)	$0.51	$(0.30)
Diluted weighted average shares outstanding	42,698	39,874	43,278	39,799

Mykrolis Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	(unaudited) Oct. 2, 2004	December 31, 2003

Assets
Cash and cash equivalents	$91,691	$70,503
Marketable securities	19,265	—
Accounts receivable, net	58,002	46,698
Inventories	42,568	38,771
Other current assets	4,235	6,390

Total current assets	215,761	162,362
Marketable securities	—	14,266
Property, plant and equipment, net	64,930	71,033
Goodwill and intangible assets, net	33,566	24,939
Other assets	11,070	11,155

Total assets	$325,327	$283,755

Liabilities and shareholders’ equity
Accounts payable	$14,387	$12,613
Accrued expenses and other current liabilities	46,280	36,086

Total current liabilities	60,667	48,699
Other liabilities	11,574	12,028
Shareholders’ equity	253,086	223,028

Total liabilities and shareholders’ equity	$325,327	$283,755

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Contacts:

Bertrand Loy, Chief Financial Officer

Steve Cantor, Director of Investor Relations and Corporate Communications

Tel#: 978-436-6500

Email: investor_relations@mykrolis.com